Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361
Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

NEWS RELEASE	CONTACTS:

Rodney C. Sacks

Chairman and Co-Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman and Co-Chief Executive Officer

(951) 739-6200

Roger S. Pondel / Judy Lin

PondelWilkinson Inc.

(310) 279-5980

MONSTER BEVERAGE REPORTS 2024 SECOND QUARTER FINANCIAL RESULTS

-- Record Second Quarter Net Sales Rise 2.5 Percent to $1.90 Billion --

-- Net Sales, Excluding the Alcohol Brands Segment, Adjusted for Adverse Changes in Foreign Currency of $67.7 Million, Rise 7.4 Percent --

-- Second Quarter Diluted EPS Increases 5.0 Percent --

Corona, CA – August 7, 2024 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2024.

Second Quarter Results

Net sales for the 2024 second quarter increased 2.5 percent to $1.90 billion, from $1.85 billion in the same period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2024 second quarter of $67.7 million ($34.0 million related to Argentina). Net sales on a foreign currency adjusted basis increased 6.1 percent (7.4 percent excluding the Alcohol Brands segment) in the 2024 second quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks, Bang Energy® drinks and Monster Tour Water®, increased 3.3 percent to $1.74 billion for the 2024 second quarter, from $1.69 billion for the 2023 second quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $53.6 million for the 2024 second quarter ($34.0 million related to Argentina). Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 6.5 percent in the 2024 second quarter (4.5 percent exclusive of Argentina’s impact).

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands Predator® and Fury®, increased 9.6 percent to $109.2 million for the 2024 second quarter, from $99.7 million in the 2023 second quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $14.0 million for the 2024 second quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 23.6 percent in the 2024 second quarter.

Net sales for the Alcohol Brands segment, which is comprised of The Beast Unleashed®, Nasty Beast™ Hard Tea, as well as various craft beers and hard seltzers, decreased 31.9 percent to $41.6 million for the 2024 second quarter, from $61.1 million in the 2023 second quarter. The decrease in net sales was primarily due to decreased sales by volume of flavored malt beverages.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), decreased 4.2 percent to $7.0 million for the 2024 second quarter, from $7.3 million in the 2023 second quarter.

Net sales to customers outside the United States increased 4.3 percent to $746.0 million in the 2024 second quarter, from $715.4 million in the 2023 second quarter. Such sales were approximately 39 percent of total net sales in both the 2024 and 2023 second quarters. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 13.7 percent in the 2024 second quarter (9.0 percent exclusive of Argentina’s impact).

Gross profit as a percentage of net sales for the 2024 second quarter was 53.6 percent, compared with 52.5 percent in the 2023 second quarter. The increase in gross profit as a percentage of net sales was primarily the result of decreased freight-in costs, pricing actions in certain markets and lower aluminum can costs, partially offset by production inefficiencies.

Operating expenses for the 2024 second quarter were $492.3 million, compared with $450.4 million in the 2023 second quarter. Operating expenses as a percentage of net sales for the 2024 second quarter were 25.9 percent, compared with 24.3 percent in the 2023 second quarter.

Distribution expenses for the 2024 second quarter were $87.4 million, or 4.6 percent of net sales, compared with $82.0 million, or 4.4 percent of net sales, in the 2023 second quarter.

Selling expenses for the 2024 second quarter were $192.1 million, or 10.1 percent of net sales, compared with $172.6 million, or 9.3 percent of net sales, in the 2023 second quarter.

General and administrative expenses for the 2024 second quarter were $212.8 million, or 11.2 percent of net sales, compared with $195.8 million, or 10.6 percent of net sales, for the 2023 second quarter. Stock-based compensation was $18.8 million for the 2024 second quarter, compared with $18.6 million in the 2023 second quarter.

Operating income for the 2024 second quarter was $527.2 million, compared with $523.8 million in the 2023 second quarter.

The effective tax rate for the 2024 second quarter was 22.9 percent, compared with 23.2 percent in the 2023 second quarter.

Net income for the 2024 second quarter increased 2.8 percent to $425.4 million, from $413.9 million in the 2023 second quarter. Net income per diluted share for the 2024 second quarter increased 5.0 percent to $0.41, from $0.39 in the second quarter of 2023.

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Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said, “The energy drink category in the United States and in certain other countries experienced lower growth rates in the second quarter. Retailers have reported a reduction in convenience store foot traffic and we have seen a shift at retail towards more mass and dollar channels.  Other beverage and consumer packaged product companies have also seen a tighter consumer spending environment and weaker demand in the quarter.

“The energy category globally continues to grow and has demonstrated resilience, as we believe that consumers view energy drinks as an ‘affordable luxury.’

“Growth opportunities in penetration, per capita consumption, along with consumers’ growing need for energy are positive trends for the category. We continue to expand our sales in non-Nielsen measured channels.

“We achieved another quarter of solid revenue growth, with record second quarter sales. The quarter was again impacted by unfavorable foreign currency exchange rates in certain markets.

“Gross profit margins improved in the second quarter, compared with the 2023 second quarter.  This improvement was primarily the result of decreased freight-in costs, pricing actions in certain markets and lower aluminum can costs, partially offset by production inefficiencies. On a sequential quarterly basis, gross margins were 0.5 percent below first quarter margins primarily as a result of higher allowances, certain of which we believe are non-recurring as well as production inefficiencies.

“As previously reported, we will be taking an approximately 5 percent price increase on our core brands and packages in the United States, effective November 1, 2024,” Schlosberg added.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said, “Innovation continues to play a key role in our strategy and globally, our innovation has been well received by our bottlers/distributors, wholesalers, retailers and consumers. We are planning to launch Monster Energy® Ultra Vice Guava™ in the United States in October.

“Response to Predator Energy® Gold Strike, launched in April 2024 in selected provinces in China, has been positive and plans are underway to continue its rollout into more markets in China later this year and in 2025.

“The Beast Unleashed® is now available in all 50 states. Nasty Beast™, our new hard tea line is now available in 49 states. We are currently launching a second variety pack of the Beast Unleashed® in a 12-pack of slim 12-oz cans, comprising of Mean Green, Pink Poison, Gnarly Grape and Killer Sunrise.

“Our innovation pipeline for both our non-alcoholic and alcoholic beverages remains robust,” Sacks said.

2024 Six-Months Results

Net sales for the six-months ended June 30, 2024 increased 6.9 percent to $3.80 billion, from $3.55 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact of $132.0 million on net sales for the six-months ended June 30, 2024. Net sales on a foreign currency adjusted basis increased 10.6 percent in the six-months ended June 30, 2024.

Gross profit as a percentage of net sales for the six-months ended June 30, 2024 was 53.9 percent, compared with 52.7 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2024 were $977.5 million, compared with $863.2 million in the comparable period last year.

Operating income for the six-months ended June 30, 2024 increased to $1.07 billion, from $1.01 billion in the comparable period last year.

The effective tax rate for the six-months ended June 30, 2024 was 23.2 percent, compared with 21.7 percent in the comparable period last year.

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Net income for the six-months ended June 30, 2024 increased 6.9 percent to $867.4 million, from $811.3 million in the comparable period last year.  Net income per diluted share for the six-months ended June 30, 2024 was $0.83, compared with $0.77 in the comparable period last year.

Tender Offer and Share Repurchases

On June 10, 2024, the Company announced the final results of its $3.0 billion modified “Dutch auction” tender offer. The Company accepted for purchase approximately 56.6 million shares of common stock at a purchase price of $53.00 per share for an aggregate purchase price of approximately $3.0 billion, excluding fees and expenses relating to the tender offer. In addition, during the three-months ended June 30, 2024, the Company repurchased approximately 2.2 million shares of its common stock at an average purchase price of $49.55 per share for total consideration of approximately $107.7 million, excluding broker commissions. Subsequent to June 30, 2024, the Company repurchased approximately 3.9 million shares of its common stock at an average purchase price of $49.59 per share for total consideration of approximately $192.2 million, excluding broker commissions. As of August 6, 2024, approximately $342.4 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, August 7, 2024, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Gladiator® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast Unleashed® and Nasty Beast™ Hard Tea. For more information visit www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate Bang Energy® businesses and assets, transition the acquired beverages to the Company’s primary distributors, and retain and increase sales of the acquired beverages; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally or reduced demand for consumer goods; changes in consumer preferences; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2023 and our subsequently filed quarterly report. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2024 AND 2023

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales¹	$1,900,597	$1,854,961	$3,799,695	$3,553,891

Cost of sales	881,091	880,739	1,753,061	1,681,820

Gross profit¹	1,019,506	974,222	2,046,634	1,872,071
Gross profit as a percentage of net sales	53.6%	52.5%	53.9%	52.7%

Operating expenses	492,343	450,417	977,480	863,201
Operating expenses as a percentage of net sales	25.9%	24.3%	25.7%	24.3%

Operating income¹	527,163	523,805	1,069,154	1,008,870
Operating income as a percentage of net sales	27.7%	28.2%	28.1%	28.4%

Interest and other income, net	24,376	15,159	60,131	27,653

Income before provision for income taxes¹	551,539	538,964	1,129,285	1,036,523

Provision for income taxes	126,170	125,093	261,867	225,208
Income taxes as a percentage of income before taxes	22.9%	23.2%	23.2%	21.7%

Net income	$425,369	$413,871	$867,418	$811,315
Net income as a percentage of net sales	22.4%	22.3%	22.8%	22.8%

Net income per common share:
Basic	$0.41	$0.40	$0.84	$0.78
Diluted	$0.41	$0.39	$0.83	$0.77

Weighted average number of shares of common stock and common stock equivalents:
Basic	1,029,268	1,047,065	1,035,175	1,045,993
Diluted	1,037,378	1,060,093	1,044,363	1,059,667

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	212,194	198,406	423,624	380,850
Average net sales per case[2]	$8.73	$9.00	$8.71	$9.02

¹Includes $10.0 million for both the three-months ended June 30, 2024 and 2023, related to the recognition of deferred revenue. Includes $19.9 million for both the six-months ended June 30, 2024 and 2023, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,564,734	$2,297,675
Short-term investments	-	955,605
Accounts receivable, net	1,362,398	1,193,964
Inventories	834,404	971,406
Prepaid expenses and other current assets	129,303	116,195
Prepaid income taxes	63,458	54,151
Total current assets	3,954,297	5,588,996

INVESTMENTS	-	76,431
PROPERTY AND EQUIPMENT, net	960,962	890,796
DEFERRED INCOME TAXES, net	187,269	175,003
GOODWILL	1,417,941	1,417,941
OTHER INTANGIBLE ASSETS, net	1,433,326	1,427,139
OTHER ASSETS	107,109	110,216
Total Assets	$8,060,904	$9,686,522

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$511,137	$564,379
Accrued liabilities	213,905	183,988
Accrued promotional allowances	319,757	269,061
Deferred revenue	44,377	41,914
Accrued compensation	60,357	87,392
Income taxes payable	10,990	14,955
Total current liabilities	1,160,523	1,161,689

DEFERRED REVENUE	192,354	204,251
DEFERRED INCOME TAXES	28,896	-
OTHER LIABILITIES	64,068	91,838
LONG-TERM DEBT	748,740	-

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,125,330 shares issued and 983,380 shares outstanding as of June 30, 2024; 1,122,592 shares issued and 1,041,571 shares outstanding as of December 31, 2023	5,627	5,613
Additional paid-in capital	5,068,291	4,975,115
Retained earnings	6,807,154	5,939,736
Accumulated other comprehensive loss	(182,304)	(125,337)
Common stock in treasury, at cost; 141,950 shares and 81,021 shares as of June 30, 2024 and December 31, 2023, respectively	(5,832,445)	(2,566,383)
Total stockholders' equity	5,866,323	8,228,744
Total Liabilities and Stockholders’ Equity	$8,060,904	$9,686,522